Exhibit 99.1

Looming Minnesota State Government Shutdown May Force Canterbury Park to Suspend Operations

SHAKOPEE, Minn.--(BUSINESS WIRE)--June 14, 2011--Canterbury Park Holding Corporation (NASDAQ:CPHC) reported today that it may be forced to suspend substantially all of its operations on July 1, 2011 if the current budget impasse between Minnesota’s Governor and Legislature continues into July and if layoff notices recently sent to employees of the Minnesota Racing Commission (the “MRC”) which regulates Canterbury Park’s gaming operations remain in effect on July 1, 2011.

As regularly disclosed, Canterbury Park’s live horse racing, pari-mutuel wagering and Card Casino operations are all subject to significant regulatory oversight by the MRC and its employees. These employees, along with all other state workers, have been notified that they will be laid off on July 1, 2011 unless the current budget impasse is resolved by that date. However, Canterbury management understands that employees of certain state agencies may continue to work after July 1 if a court determines that such employees work for an agency that provides “critical services.” However, there can be no assurance the MRC would be deemed by a court to provide critical services. Therefore, if the current budget stalemate continues into July, unless the MRC is determined to provide critical services, the MRC’s employees will be laid off on July 1 and unable to perform the significant regulatory activities which, by law, they are assigned to perform. Without such regulatory oversight, it is legally uncertain whether Canterbury could conduct live horse racing, Card Casino and other gaming operations from July 1 until the date the budget impasse ends.

“We are evaluating all of our options. However, should the MRC layoffs force us to cancel live racing, the impact on Minnesota’s horse racing industry would be devastating,” stated Randy Sampson, Canterbury Park’s President and CEO. “We have numerous horsemen from Minnesota and around the country currently on property for our live meet. Cancellation of live racing at Canterbury Park and Running Aces would result in several thousand people either losing their jobs or being forced to move their horses and employees to another state. In addition, for every day after June 30 that we are unable to operate our Card Casino and conduct simulcasting, we will be further deprived of revenues we need to sustain and grow our business. As these revenues would be used to fund future purse payments, this will also have a detrimental impact on the horse industry.”

Sampson concluded: “We will continue to monitor the budget negotiations at the Capitol, as well as legal proceedings related to designating what state agencies provide critical services. At the same time, we will work with the MRC, the Legislature and the Governor’s office to avoid a complete shutdown of the Company’s operations should the budget standoff continue into July.”

About Canterbury Park:
Canterbury Park Holding Corporation owns and operates Canterbury Park Racetrack, Minnesota’s only thoroughbred and quarter horse racing facility. The Company’s 62-day 2011 live race meet began on May 20th and ends September 5th. In addition, Canterbury Park’s Card Casino hosts “unbanked” card games 24 hours a day, seven days a week, offering both poker and table games. The Company also conducts year-round wagering on simulcast horse racing and hosts a variety of other entertainment and special events at its facility in Shakopee, Minnesota. For more information about the Company, please visit us at www.canterburypark.com.

Cautionary Statement:
This release contains or may contain forward-looking statements based on management’s beliefs and assumptions. Such statements are subject to various risks and uncertainties that could cause results to vary materially. Please refer to the Company’s SEC filings for a discussion of such factors.

CONTACT:
Canterbury Park Holding Corporation
Randy Sampson, 952-445-7223